EXHIBIT 10.2
PRIVATE & CONFIDENTIAL
Berner SE (“Berner” or “you”)
Bernerstrasse 6
D-74653 Künzelsau
Germany
Attention: Jörn Werner and Lothar Aulich
20 August 2011
Dear Sirs,
As you are aware, we are exploring whether we might contemplate a sale of Barnes Distribution Europe (a “Potential Transaction”), which business (the “BDE Business”) comprises the European 'KENT', 'Toolcom' and 'BD France' business units in which subsidiaries of Barnes Group Inc. (“BGI”) are engaged. We refer to the document we have received from you dated on or about the date of this letter, setting out your binding offer to acquire the BDE Business (the “Binding Offer”), in the event of a decision by us to sell.
Words and expressions defined in the Binding Offer shall have the same meaning in this letter.

1	Exclusivity

1.1
In consideration of your commitment, pursuant to and in accordance with the terms of the Binding Offer, to be bound to acquire the BDE Business until 31 January 2012, and in consideration of the payment of €1 (receipt of which we hereby acknowledge), we agree that, on and from the date of Berner's countersignature of this letter to and including midnight (London time) on the earlier to occur of: (a) the date of revocation of the Binding Offer; or (b) the date of termination of the Binding Offer, in each case in accordance with its terms (the “Exclusivity Period”), subject to paragraph 1.3, we shall not and shall procure that none of our Affiliates (as defined in the Binding Offer) or any of our or their respective representatives or advisers shall, directly or indirectly:

(i)
solicit or enter into any discussions or any negotiation (whether verbally, in writing or otherwise) with any person except Berner and/or any of your Affiliates (and your and their respective advisers and representatives) in connection with any sale of the BDE Business (or any part of it); or

(ii)	directly or indirectly enter into an agreement or arrangement with any person except Berner or any of your Affiliates for the sale or possible sale of the BDE Business (or any part of it).

1.2
Subject to paragraph 1.3, we confirm that we will, and will procure our Affiliates and our and their respective representatives or advisers will, suspend any exploratory discussions with other bidders in relation to the sale or possible sale of the BDE Business (or any part of it) for the duration of the Exclusivity Period.

1.3
In the following circumstances, we reserve the right to cancel the grant of exclusivity set out in this paragraph 1 and to continue exploratory discussions with other interested parties (in which event we will give you notice of this in writing):

(i)	if you seek to modify to our detriment any of the terms on which you would acquire the BDE Business as set out in the Binding Offer and the documents annexed thereto; or

(ii)
if you breach any of the terms of the Binding Offer or any of the terms of the confidentiality agreement dated 17 March 2011 between ourselves and yourselves (the “Confidentiality Agreement”) save in the case of the Confidentiality to the extent changed by paragraph 3 of this letter.

2.	Expenses Reimbursement if Binding Offer not Accepted
In the event that we do not accept your Binding Offer and do not execute a counterpart SPA (as defined in the Binding Offer) on or before 5 February 2012, and provided you are not in breach during the Exclusivity Period of any of your obligations contained in the Binding Offer (including, for the avoidance of doubt, your obligations under Clause 3 of the Binding Offer in respect of the KENT and BD France works councils consultation process), we agree to reimburse your reasonable professional costs and expenses incurred in relation to the investigation of, and discussions concerning, the Potential Transaction, in the amount of €500,000.

3.	Regulatory Notifications and Filings, Employees (access and consultation), Due Diligence

3.1
We agree that we shall, and shall procure that our relevant Affiliates shall, between the date of this letter and the earlier of: (a) the date of signing of an SPA by the proposed parties thereto; and (b) the date of termination of the Binding Offer in accordance with its terms, co-operate with you and your Affiliates and provide all information and assistance (including personnel) reasonably required:

(i)	in the conduct of any pre-filing discussions with any Governmental Authority in any applicable jurisdiction; and

(ii)	in preparation, and, where practicable, submission, of all necessary notifications and filings which would be required to be made in any jurisdiction in connection with the Potential Transaction, in order to enable all such notifications and filings to be made as soon as possible.

3.2
We agree that we shall, and shall procure that our relevant Affiliates shall, between the date of this letter and the date of signing of an SPA by the proposed parties thereto provide all information required by Seller Warranty 11B save to the extent provided before the date of this letter.

3.3
We agree that we shall, and shall procure that our relevant Affiliates shall, following the date of this letter, and at least 10 Business Days prior to commencing the process of informing and consulting in accordance with Regulations 13 and 14 of the Transfer Regulations, provide you with sufficient information which would allow you to comply with any obligation to provide a measures letter under Regulation 13(4) of the Transfer Regulations in the event that the Potential Transaction proceeds. Such information shall include, but will not be limited to the information set out in Seller Warranties 11.19.1,

11.20, 11.21, 11.22, 11.23, 16.7, 16.8 and 16.10 in the SPA with reference to the employees wholly or mainly assigned to the UK Business at the time of provision of such information. If there are any changes to such information or in the employees wholly or mainly assigned to the UK Business after provision of the information, we shall, and shall procure that our relevant Affiliates shall, notify you as soon as reasonably practicable of such changes to allow you to update any potential measures letter.

3.4
We agree that we shall, and shall procure that our relevant Affiliates shall, following the date of this letter provide you with reasonable access to the Key Employees during normal business hours and on reasonable notice to consult with them on your proposed integration plans for the BDE Business in the event of completion of the SPA.

4.	General

4.1	Subject as provided in paragraph 2 of this letter, all parties are responsible for their own costs in connection with this letter and the Potential Transaction.

4.2	(a) Subject to paragraph 4.2(b), this letter is confidential to the parties and their advisers and is subject to the Confidentiality Agreement.

(b)
Paragraph 4.2(a) shall not apply to the extent that any announcement concerning the subject matter of this letter, the potential sale of the BDE Business or any related matter (including the existence of exclusive exploratory discussions) is required by: (a) the law of any relevant jurisdiction; or (b) any securities exchange or regulatory body or Governmental Authority having jurisdiction over us, or you, or any of our respective Affiliates, provided that any such announcement shall be made only after consultation with you (if to be made by us or any of our Affiliates) or us (if to be made by you or any of your Affiliates).

4.3	Nothing in this letter constitutes any agreement or commitment to sell the BDE Business (or any part of it).

4.4	This letter is for the benefit of the parties to them and is not intended to benefit, or be enforceable by, anyone else.

4.5
This letter may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart shall constitute an original of this letter but all counterparts shall together constitute one and the same instrument.

4.6
This letter and all disputes and claims arising out of or in connection with it or its formation (including non-contractual disputes or claims), shall be governed by, and construed in accordance with, the law of England and Wales.

4.7
Each party irrevocably agrees to submit to the exclusive jurisdiction of the courts of England and Wales as regards any claim or matter arising under or in connection with this letter or its subject matter or formation (including non-contractual disputes and claims).

Please acknowledge your acceptance of the terms of this letter by signing and returning the enclosed copy of this letter to us.
Yours faithfully,
/s/ Christopher J. Stephens, Jr.
for and on behalf of
Barnes Group Inc.

Agreed and accepted by
/s/ Jörn Werner
for and on behalf of
Berner SE
Date: 20 August 2011